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EXHIBIT 12A
                               SIGCORP, Inc.

             COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                For the Five Years Ended December 31, 1997
                            1997     1996     1995      1994     1993
 (in thousands)
Earnings as Defined
Net income (Note 1)         $47,237  $44,361  $39,624   $41,025   $39,588
Add:
 Income Taxes:
   Current:
     Federal                 24,387    8,743    7,031    15,257     5,880
     State                    3,961    1,891    1,601     2,519     1,310
   Deferred, net:
     Federal                 (2,858)  10,967    7,771       (80)    9,682
     State                     (172)   1,805    1,385       314     1,581
   Deferred investment
    tax credit, net          (1,457)  (1,443)  (1,556)   (1,846)   (1,868)
 Interest on long-term
  debt, net of AFUDC
   borrowed                  18,999   17,987   18,168    16,546    17,012
 Amortization of premium,
  discount and expense
  on debt                       671      690      694       852       773
 Interest on short-
  term debt                   1,519    2,387    1,905     1,589       747
 Interest component of
  rent expense (Note 2)         695      682      565       416       405
   Earnings as defined      $92,982  $88,070  $77,188   $76,592   $75,110
Fixed Charges as Defined
 Interest on long-term
  debt                      $19,797  $18,432  $18,789   $18,604   $18,437
 Amortization of premium,
  discount and expense
  on debt                       671      690      694       852       773
 Interest on short-term
  debt                        1,519    2,387    1,905     1,589       747
 Interest component of
  rent expense (Note 2)         695      682      565       416       405
   Fixed charges as
    defined                 $22,682  $22,191  $21,953   $21,461   $20,362

Ratio of Earnings to
 Fixed Charges (Note 3)        4.10     3.97     3.52      3.57      3.69

NOTES:

<F1> Net income, as defined, is before preferred dividend
requirements.
<F2> One-third of rentals represents a reasonable
approximation of the interest factor.
<F3> The ratios shown above do not reflect the fixed charge
component in SIGECO's power contract with OVEC . Inclusion of the component in the computation would not have a significant effect on the ratios.

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